Exhibit 10.23

EMPLOYMENT SEPARATION, WAIVER AND RELEASE AGREEMENT

I. RECITALS

A.

SCOTT PAGE (hereinafter referred to as “Mr. Page” or “Employee”) has been employed by COBIZ BANK (hereinafter referred to as “CoBiz” or “Employer”).  Mr. Page and Employer are sometimes individually referred to below as a specific person or as a “Party” and collectively referred to below as the “Parties.”  Mr. Page and Employer desire to terminate the Employment Agreement between Mr. Page and CoBiz Bank d/b/a Colorado Business Bank dated as of June 23, 2009 (“Employment Agreement”) and to terminate Mr. Page’s employment with CoBiz pursuant to this Separation, Waiver and Release Agreement (“Agreement”).

B.	This Agreement sets forth below the terms and conditions of the separation of Mr. Page from CoBiz and a full accord and satisfaction of all claims and controversies between Mr. Page and Employer.

C.

This Agreement is executed in conjunction with the termination of Mr. Page’s employment, but the scope of this Agreement is broader than that.  The Parties intend to settle by this Agreement all matters between them relating to or arising out of events occurring up to the date of this Agreement.

II. COVENANTS

A.

The Employment Agreement will be terminated effective December 31, 2017 (“Effective Date”), and Mr. Page’s employment with CoBiz will continue, on an at-will basis, after such date on a consulting basis through March 31, 2018 (the “Termination Date”).  Mr. Page agrees that he is not entitled to any compensation or benefits under the terminated Employment Agreement during the period from the Effective Date through the Termination Date ( “Transition Period”).

B.

As of the Effective Date, Mr. Page will be removed as chief executive officer of CoBiz and will be removed from any and all other positions (other than as an at-will employee) he holds with CoBiz or any affiliated entity.

C. During the Transition Period:
1.	Mr. Page will be paid his regular base salary in effect on the Effective Date (which base salary is $344,793.12 annually).

2.	Mr. Page will not accrue any additional vacation, sick leave or personal time.
3.	Mr. Page will be expected to be “on call” as needed by Employer but will not be required to be present in the Employer’s offices on a daily basis.
4.

Mr. Page will continue to be covered under all employee benefit plans and programs maintained by CoBiz under which he (and his dependents) were covered as of the Effective Date, provided that Mr. Page continues to be on call, during the Transition Period, for a sufficient number of hours required for such participation under the terms of such benefit plans and programs.

5.

Mr. Page will remain eligible for any incentive bonus earned during the 2017 calendar year, subject to any performance goals applicable to such bonus, which bonus will be paid at the time such bonuses normally are paid by CoBiz (generally, in March, 2018).  As clarification, Mr. Page will be entitled to receive his 2017 target bonus, subject to satisfaction of any performance goals, even if Mr. Page is not employed by CoBiz on the date such bonus is paid.  Notwithstanding the above, any bonus paid to Mr. Page under this paragraph will be paid in cash, and no additional equity will be granted or issued to Mr. Page after the Effective Date.

6.	Mr. Page will not be entitled to any bonus for any period after December 31, 2017.

D. As of the Termination Date:
1.	Mr. Page’s employment with CoBiz will be terminated.
2.	Mr. Page will be paid any accrued but unused vacation or personal time, in one lump sum payment, on the payroll coincident with or immediately following the Termination Date.
3.

Mr. Page will be entitled to reimbursement for any expenses incurred in connection with his employment with Employer pursuant to the requirements and provisions of Employer’s expense reimbursement policy.

4.

Any equity awards held by Mr. Page as of the Termination Date will vest and be paid only as provided by the award agreement and any CoBiz equity incentive plan, and nothing in this Agreement shall be interpreted to provide for any acceleration or amendment to such equity awards.

5.	Mr. Page’s eligibility for benefits under any employee benefit plan or program will terminate, subject to Mr. Page’s COBRA rights as explained below.
6.

Subject to the Supplemental Release (as defined below) becoming effective and the requirements set forth in paragraphs II.J., II.K., and II.L. below, Mr. Page will be paid separation pay equal to 12 months’ base salary (excluding any bonus and incentive compensation) as in effect on the Effective Date, with such separation pay paid in equal installments pursuant to CoBiz regular payroll schedule, commencing on the first payroll period immediately following the date the Supplemental Release becomes effective.  As clarification, the separation pay will be subject to all regular tax withholdings, but will not be subject to any withholding for 401(k) deductions, COBRA premiums, or other employee benefit deductions.

7.

Subject to the Supplemental Release (as defined below) becoming effective and the requirements set forth in paragraphs II.J., II.K. and II.L. below, and provided that Mr. Page timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and his covered dependents under the CoBiz group health plans (including health, vision and dental benefits), CoBiz will pay the employer portion of the COBRA premiums for Mr. Page and his covered dependents (equal to the same portion of premiums for health coverage that CoBiz pays for active employees) for twelve (12) months, after which period Mr. Page will be solely responsible for any COBRA premiums.  As clarification, Mr. Page will be responsible for paying the employee portion of such COBRA premiums.

These payments and benefits described in paragraphs F.6. and F.7. are hereafter referred to collectively as the “Separation Benefits”.

E.

In consideration of the Separation Benefits, Mr. Page, individually and on behalf of his successors, heirs, and assigns (together, “Employee Releasing Parties”), hereby forever releases, remises, waives, acquits, and discharges Employer, together with any and all parent corporations of Employer and their respective affiliates, subsidiaries, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents, insurers, and representatives (“Employer Released Parties”), from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Mr. Page’s employment by Employer, the termination of said employment, Mr. Page’s subsequent search for other employment to the date of this Agreement, and without limiting the generality of the foregoing, from any and all matters asserted, or which could have been asserted, in any state or federal judicial or administrative forum, up to the date of this Agreement, specifically, but not by way of limitation, including claims under the Fair Labor Standards Act, as amended, the National Labor Relations Act (NLRA), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended, the Age Discrimination in Employment Act (ADEA), as amended, the Americans with Disabilities Act (ADA), as amended the Rehabilitation Act of 1973, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act of 1974 (ERISA), any state civil rights act, any state or federal statutory claim, including wage and hour claims, any claim of wrongful discharge, “whistleblower conduct”, tort or contract arising out of the common law of any state.  Mr. Page agrees not to pursue any claims he may have for pain and suffering, intentional infliction of emotional distress, or similar claims (together, “Employee Released Claims”).  In addition, within twenty-one (21) days after the Termination Date, Employee agrees to execute a release identical to the Employee Released Claims set forth in this paragraph but covering the period through the Termination Date (the “Supplemental Release”).

F.

Mr. Page hereby covenants and warrants that he has not assigned or transferred to any person or business association any portion of any Employee Released Claims which are released, remised, waived, acquitted, and discharged in paragraph II.E. above.

G.

Employer, together with any and all parent corporations of Employer and their respective affiliates, subsidiaries, successors, predecessors, assigns, directors, officers, shareholders, and representatives (together, “Employer Releasing Parties”), hereby forever releases, remises, waives, acquits, and discharges Employee Releasing Parties (as defined in paragraph II.E. above), from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, that are known arising from or relating or attributable to Mr. Page by Employer, and without limiting the generality of the foregoing, from any and all matters asserted, except newly discovered liabilities within one (1) year of the Effective Date, in any state or federal judicial or administrative forum, up to the date of this Agreement, specifically, but not by way of limitation, including any state or federal statutory claim or tort or contract arising out of the common law of any state (together, “Employer Released Claims”).

H.

Employer hereby covenants and warrants that it has not assigned or transferred to any person or business association any portion of any Employer Released Claims which are released, remised, waived, acquitted, and discharged in paragraph II.E. above.

I.

Mr. Page agrees to waive reinstatement to employment with Employer.  Mr. Page further promises not to apply in the future for employment with Employer or any respective affiliates, subsidiaries, successors, or assigns, and Employer agrees not to consider Mr. Page for such employment.

J.	Restrictive Covenants. In consideration for the continued employment of Employee during the Transition Period and the Separation Benefits, Employee agrees as follows:

1.

Employee’s Agreement Not to Compete:  Employee agrees that, during the Transition Period and for a period of eighteen (18) months following the Termination Date, Employee will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in, or be employed by or otherwise be interested in, or connected in any manner with any person that competes with the business of the Employer within the United States, as such business is conducted while the Employee is employed by the Employer.  Nothing contained herein shall be construed as denying the Employee the right to own securities of any such person, so long as such securities are listed on a national securities exchange or quoted on the Nasdaq Stock Market, to the extent of an aggregate of 5% of the outstanding shares of such securities.

2.

Employee’s Agreement to Keep Information Confidential:  Employee  agrees that  during the Transition Period and at all times thereafter, the Employee will not, other than in the performance of his duties as an employee of the Employer, directly or indirectly, use or disclose to any other person any information of a confidential or proprietary nature belonging or relating to the Employer or its affiliates, any information the disclosure of which could reasonably be expected to have an adverse effect on Employer, its businesses, property, or financial condition, including but not limited to information concerning the Employer’s methods of operation, techniques, know-how, plans, policies, customers, suppliers, representatives or other matters of any kind or description relating to the products, services, or businesses of the Employer and its affiliates.

3.

Participant’s Agreement Regarding Non-Solicitation:  Employee  agrees that, during the Transition Period and for a period of twenty-four (24) months following the Termination Date, without the Employer’s consent, neither Employee nor any affiliate of Employee will:

a.

Solicit or induce, directly or indirectly, any person who is or was during the six-month period preceding such solicitation or inducement an employee or agent of Employer or any affiliate of Employer to terminate such person’s relationship with Employer or such affiliate or enter into an employment or agency relationship with any person other than the Employer or an affiliate to Employer;

b.

Solicit or induce, directly or indirectly, any customer of Employer or any affiliate of Employer to terminate or reduce the extent of such customer’s business with Employer or such affiliate or to become a customer of any other person in respect of products or services offered by the Employer or any of its affiliates; or

c.	Make any statements or take any action that could reasonably be expected to damage the reputation, standing or business of the Employer or any affiliate of the Employer.

K.

Confidentiality.  Mr. Page expressly agrees to keep the substance of negotiations and conditions of this Agreement, and the terms and substance of this Agreement, strictly confidential. With the exception of immediate family, tax advisors, and attorneys, Mr. Page further agrees that he will not communicate (orally or in writing) or in any way disclose the substance of negotiations and conditions of the settlement, and the terms or substance of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else, for any reason whatsoever, without the prior express written consent of Employer, unless compelled to do so by law.  The CoBiz Board of Directors represent and expressly agree to keep the substance of negotiations and conditions of this Agreement, and the terms and substance of this Agreement, strictly confidential. The Board members may communicate with those who need to know the terms of this Agreement, but shall be limited to tax advisors and attorneys.  The Board of Directors will not communicate the substance of negotiations and conditions of the settlement, and the terms or substance of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else, for any reason whatsoever (including but not limited to prospective candidates for Employee’s position, executive search firms, and Employer’s officers, employees, or partners) without the prior express written consent of Employee in the form of a release of liability against CoBiz and its Board of Directors, unless compelled to do so by law.  It is expressly agreed that this confidentiality provision is an essential provision of this Agreement.

L.

Non-Disparagement.  Employee agrees that he will not directly or indirectly through a third party make any written or oral statements that could be harmful to or reflect negatively on the personal, professional, business reputations of the Employer Released Parties, and will not make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the Employer Released Parties’ names, or personal, professional, or business reputations.  Employer agrees that its Board of Directors will not directly or indirectly make any written or oral statements to a third party that could be harmful to or reflect negatively on Employee’s personal, professional, or business reputation, including comments, statements, or the like to the media.  The Board of Directors will respond only with the Employee’s resignation letter, unless Employee authorizes the release of liability against CoBiz and its Board of Directors.  Employer agrees to inform each Board Member of his or her obligation in this paragraph of the Agreement. Nothing in this Agreement shall prohibit Employee or Employer from responding truthfully to a governmental authority through a lawful subpoena.

M.

If any of the provisions in paragraph II.J., II.K. or II.L are breached by Mr. Page, the covenants and obligations of Employer herein shall immediately terminate, and Mr. Page agrees to forfeit and, if already paid, to repay to Employer, the amount of base salary paid to Employee during the Transition Period plus all Separation Benefits, as well as any other actual damages incurred by Employer, for his breach, upon demand made by Employer, and to pay Employer’s costs and attorneys’ fees incurred in any legal action or proceeding taken by Employer to enforce the provisions of paragraphs II.J., II.K. and II.L and otherwise to remedy any breach of those provisions.  If the confidentiality provision in paragraph II.K. or the prohibitions contained in II.L., above, are breached by the Board of Directors, Employee shall be entitled to equitable relief or nominal or actual damages incurred by Employee, or both for its breach, upon demand made by Employee, and to pay Employee’s costs and attorneys’ fees incurred in any legal action or proceeding taken by Employee to enforce the provisions of paragraphs II.K. and II.L. and otherwise to remedy any breach of those provisions.

N.

Apart from the salary and benefits paid during the Transition Period and any Separation Benefits, and any relief awarded under the foregoing paragraph II.M. above, each Party will bear its own costs and attorneys’ fees.

O.

Return of Property and Proprietary Information.  Employee agrees that on or before the Termination Date, except as provided below, he will return to CoBiz all property belonging to it, including, but not limited to his ID badges, cellular phone, personal digital assistants, pagers, company pass, keys, credit cards, telephone calling cards, files, records, computer access codes, computer equipment instruction manuals, business plans, and any other CoBiz documents in his possession.  Once all of this property is returned and Employee represents and warrants in writing to CoBiz that he has not downloaded, uploaded, or copied any information stored on these devices, he must make all of these devices available to CoBiz to do a complete examination of each device and scrub them of any CoBiz proprietary information.  At this point, Employee shall be granted ownership and possession of his existing cellphones (and current cellphone number), laptops, iPad and desktop devices.

P.

Automobile.  Employer will allow Employee to purchase, at depreciated book value (which, as of March 31, 2018, will equal $24,724.48), the vehicle used by Employee. The Employee’s purchase of the vehicle is required to be completed, with full payment, on or before March 31, 2018.  Mr. Page will be responsible for paying a pro-rata portion of the annual vehicle licensing fee.

Q.

This Agreement sets forth the complete agreement between the Parties.  No other covenants or representations have been made or relied on by the Parties, and no other consideration, other than that set forth herein, is due between the Parties.  Specifically, but without limiting the scope of the foregoing, no payment of money between the Parties is due in any way, in any amount, or on account of any claim, including attorneys’ fees, other than as expressly provided in this Agreement.

Mr. Page acknowledges that Employer has advised and hereby advises him to consult with an attorney prior to executing this Agreement; Mr. Page acknowledges that he has consulted with an attorney; and that he has at least twenty-one (21) days within which to consider this Agreement.  Mr. Page further understands that for a period of seven (7) days following execution of this Agreement, Mr. Page may revoke this Agreement and that it shall not become effective or enforceable until expiration of this seven (7) day period.  Mr. Page further acknowledges and agrees that he will receive the consideration described in this Agreement only upon expiration of the seven (7) day time period described above (the “Release Effective Date”), and that these payments and benefits represent amounts to which Mr. Page is not otherwise entitled.

III. MISCELLANEOUS

A.

Mr. Page represents that he has read this Agreement and understands each of its terms.  Mr. Page further represents that no representations, promises, agreements, stipulations, or statements have been made by Employer, or its respective subsidiaries, successors, predecessors, assigns, directors, officers, employees, shareholders, supervisors, agents, attorneys, insurers, or representatives to induce this settlement, beyond those contained herein.  Mr. Page further represents that he voluntarily signs this Agreement as his own free act.

B.

If any provision of this Agreement should be declared to be invalid, unenforceable, or void by any administrative agency, fact finder, or court of law, the remainder of the Agreement shall remain in full force and effect, and shall be binding upon the Parties hereto as if the invalidated provision were not part of this Agreement.  Any portion held to be invalid, unenforceable, or void shall be deemed amended or reduced in scope, but such amendment or reduction in scope will be made only to the minimum extent required for purposes of maximizing the validity and enforceability of this Agreement, as determined by the agency, fact finder or court.

C.	Colorado substantive law, and not its choice of law doctrine, shall govern the interpretation of this Agreement.

D.

If a Party is required to initiate an action in court to enforce this Agreement, or to assert this Agreement as a defense to an action initiated by the other Party, the prevailing Party shall be entitled to its costs and attorneys’ fees from the other Party, to the extent such costs and fees are related to the enforcement of this Agreement or the assertion of it as a defense.

E.

Mr. Page acknowledges that Employer has not provided any advice or opinion to him regarding potential tax liability for payments made hereunder.  Mr. Page agrees to indemnify Employer and its insurers against, and hold them harmless from, any and all claims asserted against, imposed upon or paid, incurred or suffered by Employer or its insurers, or any of them, as a result of, arising from, in connection with, or incident to assertion by any taxing authority of tax liability for the payments made hereunder.

F.

The Parties, individually or by and through counsel, mutually contributed to the preparation of and have had the opportunity to review and revise this Agreement.  Accordingly, no provision of this Agreement shall be construed against any Party to this Agreement because that Party, or its counsel, drafted or assisted in the drafting of the provision.  This Agreement and all of its terms shall be construed equally as to all Parties.

G.	This Agreement may be executed in identical counterparts, which, when considered together, shall constitute the entire agreement of the Parties.

H.

This Agreement does not purport to waive or release any claims or rights that by law cannot be waived or released.  Mr. Page further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Mr. Page’s employment by the Employer.  Employer represents that it knows of no claims, complaints, charges, or other proceedings that are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Mr. Page’s employment by Employer.  Except as described in paragraph II.I. above, Mr. Page agrees that by signing this Agreement, he waives his right to recover monetary damages in any charge, complaint, or lawsuit filed by Mr. Page or by anyone else on Mr. Page’s behalf.

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IN WITNESS THEREOF, and intending to be legally bound, the Parties have executed this Agreement on ____________________, 2017.

SCOTT PAGE

STATE OF COLORADO)

) ss.

CITY AND COUNTY OF DENVER )

The foregoing instrument was acknowledged before me this ______ day of ______________, 2017, by Scott Page.

Witness my hand and official seal.

My commission expires ____________________.

Notary Public

[SEAL]

COBIZ BANK

By:

_________________________________

_________________________________

STATE OF COLORADO)

) ss.

CITY AND COUNTY OF DENVER)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2017, by ________________________ as __________________________ of CoBiz Bank.

Witness my hand and official seal.

My commission expires ____________________.

Notary Public

 [SEAL]